Exhibit 99.2

HP Strategic and Financial Value Plan Video Script

TRT: 00:09:34
Public viewing link: https://youtu.be/0nxkOdYtG0U

Enrique Lores, President & CEO, HP Inc.
I am Enrique Lores, president and CEO of HP.
Today, in addition to reporting strong financial results for the first quarter, we're outlining our plan to create value for our shareholders in both the near- and long- term.
In this video you will meet key members of the team to help you to understand our position of strength and why this is the right team to lead HP forward.
HP has a clear strategy to create value for shareholders -and our strategy is working.
We are advancing our position in Personal Systems and Print.
We are disrupting industries with breakthrough technologies across graphics,3D Printing and digital manufacturing.
And we are transforming how we work to continually optimize our cost structure and create the capacity needed to reinvest in innovation.
As part of our value creation plan, HP's Board has approved a new capital return policy that we expect will return at approximately $16 billion dollars.
This program will utilize our balance sheet for HP shareholders' benefit. It will preserve our ability to pursue disciplined M&A, as well as continue to grow our dividend at least in-line with earnings.
You can also expect us to win the right way.
As a leader, I have always believed that how you do things is just as important as what you do.
I am proud that Newsweek recently named HP America's “Most Responsible Company,”
Honors like these reflect our team's ability to deliver for shareholders today while paving the way toward a brighter future.

Steve Fieler, CFO, HP Inc.
My message today is about our confidence in the future. HP delivers on its commitments. We plan to deliver significant earnings per share growth - driven by increased operating profit in
Personal Systems and Print; structural cost reductions and on-going productivity combined with the right investments for our future; strong free cash flow; and an optimized balance sheet.
HP's operational strategy and financial plans are based on realistic market assumptions, proven execution and leadership across our portfolio, cost reduction opportunities that are already being executed, and growth businesses that already exist. We see significant operational upside ahead.
Over the last three years, HP has returned $9.1 billion dollars, or 80% of free cash flow, to shareholders.
Looking forward, our strong balance sheet and robust free cash flow generation provide us with multiple levers for value creation.
We are highly confident in our ability to continue delivering on our commitments.

Chip Bergh – Chairman of the Board, HP Inc.
As Chairman and an independent director, my responsibility is to ensure the right decisions are being made to drive long-term value creation. The Board and I take this very seriously. And I’m proud of what HP has accomplished in this regard since the time of the separation.
This is one of the world’s most iconic and most trusted brands – with highly differentiated technology and intellectual property, huge global scale and reach , and incredible talent at all levels of the organization.
HP is building from a position of great strength. Our multi-year plan includes three-year financial targets reflecting our unwavering commitment to shareholders.
To execute this plan, HP has a highly experienced management team. Enrique is the right leader to lead the HP team forward. The Board and I are united behind him as CEO.
HP’s Board is comprised of world-class directors with a diverse set of skills and expertise needed for a global technology leader, including in the areas of disruptive innovation, sound corporate governance, value-creating M&A, disciplined capital allocation, and prudent cost management.
The Board and I are very confident in HP’s future. HP shareholders can count on us to continue delivering on our commitments to create value.

Alex Cho, President, Personal Systems, HP Inc.
In Personal Systems, we are creating amazing new experiences for customers while driving profitable growth.
Personal Systems is a large and growing business that has further expansion opportunity with the next generation of customers and exciting new compute models. We have a winning strategy that's anchored in premium design, security and innovation to continue gaining share in higher value categories.
That's exactly what we've done the past 3 years, and we are still under-indexed in these higher margin categories, so we have room to grow.
We expect to grow Personal Systems revenue at or better than the market while expanding operating margins to 3.5%-5.5%.
This is a great time to be in Personal Systems. We are creating the compute experiences of the future.

Tuan Tran, President, Printing, Imaging & Solutions, HP Inc.
We have an incredible Print business.
We are the leader in size, scale, profit and innovation in office, home, and graphics printing.
And yet, we're still under-indexed in attractive categories like contractual office printing, where we have led industry consolidation.
In 2017 we acquired Samsung's printer business. Having personally spent a year in Korea leading the integration, we were able to demonstrate cost takeout while driving incremental revenue opportunities.
We're executing a strategy that will continue to advance our leadership, deliver better customer experiences, and improve our profitability as a result were increasing our long term operating margin targets for print to 16-18% we will continue to be the most innovative printing company in the world bar none.
Graphics and 3D Printing play an important role in our long-term plans. HP's decades of investment in innovation have created a leading portfolio of technology and intellectual property. And we are monetizing this portfolio to extend beyond the hardware by building a complete solutions ecosystem that unlocks new sources of value across key industrial markets.
We believe in the power of print. And we will continue to lead the industry forward.

Christoph Schell, Chief Commercial Officer, HP Inc.
Our customers and 250,000 channel partners are at the center of everything we do. I talk with them every single day – and I can tell you there is incredible excitement about HP’s future.
Our new Commercial Organization places us closer to our customers and partners than ever before.
We are driving operational efficiency through consistent go-to-market strategy with globally standardized tools and processes enabling a consistent execution of the 4Ps of marketing.
This consistency has contributed to the significant cost savings we are generating worldwide and has enabled us to become a simpler and more agile company poised to build on our success and accelerate our momentum.
We are delivering more-and-more personalized services and solutions to meet changing customer needs – it is what we call the ‘segment-of-one’.
This requires us to harness new technologies to become a more data-driven company – which both enhances the customer experience and reduces our costs.
Our customers and partners like where we are heading. We are reimagining what’s possible and are enabling the outcomes they need to be successful in the future.

Enrique Lores - Close
Our results reflect the kind of company we have built - laser focused on execution and delivering value to our shareholders over the short and the long term.
And our three-year financial plan shows that we don't plan to slow down any time soon.
Thank you for your support of HP. We are writing a new chapter in the story of this great company, and I know it will be our best one yet.

Important Information
This communication is not an offer to purchase or a solicitation of an offer to sell any securities. If a tender offer or exchange offer is commenced, HP will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. Any solicitation/recommendation statement filed by HP that is required to be mailed to stockholders will be mailed to HP stockholders. HP STOCKHOLDERS ARE ADVISED TO READ HP’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9 (when available), as well as any other documents filed by HP in connection with any tender offer or exchange offer, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Stockholders. Any definitive proxy statement and a WHITE proxy card will be mailed to HP’s stockholders. HP STOCKHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants
HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. HP stockholders may obtain information regarding the names, affiliations and interests of HP’s directors and executive officers in HP’s Annual Report on Form 10-K for the year ended October 31, 2019, which was filed with the SEC on December 12, 2019, and its proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on February 26, 2019. To the extent holdings of HP securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of these documents without charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by HP with the SEC in connection with the 2020 Annual Meeting, if and when it becomes available.